Exhibit 99.1

FOR IMMEDIATE RELEASE

McCORMICK REPORTS STRONG FINANCIAL RESULTS FOR THIRD

QUARTER 2011 AND REAFFIRMS FISCAL YEAR OUTLOOK

SPARKS, MD, SEPTEMBER 28 - McCormick & Company, Incorporated (NYSE:MKC), a global leader in flavor, today reported significant sales growth, increased operating income and earnings per share of $0.69 for the third quarter of fiscal year 2011. For the fiscal year, the Company reaffirmed its expectation to grow sales 6% to 8% in local currency and achieve earnings per share of $2.74 to $2.79.

•	In the third quarter, the Company increased sales 16%. In local currency, sales grew 11%.

•	Earnings per share were $0.69, an increase of 5% on a comparable basis with the third quarter of 2010.

•	Projected Comprehensive Continuous Improvement (CCI) cost savings are now expected to be at least $50 million in 2011.

•	The Company reaffirmed its 2011 financial outlook for sales and profit.

Alan D. Wilson, Chairman, President and CEO, commented, “We were pleased to report strong sales growth and solid profit performance this quarter. Sales grew at a double-digit rate in both our consumer and industrial segments driven by new products, distribution gains and an increased investment in brand marketing, as well as pricing actions taken in response to higher costs. Employees throughout McCormick are focused on high performance and driving cost savings from our CCI program. This on-going initiative to improve productivity and reduce costs throughout our organization is now expected to deliver at least $50 million of cost savings in 2011.

“A key growth strategy for McCormick is to expand through acquisitions. First announced in June, we recently completed the acquisition of Kamis SA, a leading brand of spices, seasonings and mustard in Poland. We also completed the formation of a new joint venture to market and sell in India, Kohinoor, a leading brand of basmati rice and other food products. These businesses provide excellent growth opportunities in fast-growing markets. In the U.S., we expanded our portfolio of products that deliver flavor with the acquisition of Kitchen Basics. This $38 million investment gives McCormick a leading position in liquid stock, a product that adds depth and flavor to many dishes.

“As we head into our fourth quarter and fiscal year 2012, McCormick is facing further cost increases. These include higher costs for spices and herbs, such as pepper and cinnamon, as well as other ingredients. We continue to respond to these increases with a combination of pricing actions and our CCI cost savings, and we are on-track to achieve our profit goal for 2011.”

McCormick’s third quarter sales rose 16% to $920 million and increased 11% in local currency. Favorable volume and product mix drove a 6% increase, while pricing actions, taken in response to increased raw and packaging material costs, added 5% to sales. Consumer business sales rose 15%, with similar contributions from volume and product mix, pricing actions and favorable currency exchange rates. McCormick grew volume and product mix for the consumer business through new product introductions, brand marketing support and expanded distribution in a number of countries including the U.S., Canada, France and China. In addition, customers in the U.S. purchased an estimated $10 million of product in advance of a price increase effective in the fourth quarter of 2011. Industrial business sales rose 17% and increased 12% in local currency with higher volume and product mix, as well as pricing actions. Customer demand for McCormick’s industrial products, particularly from quick service restaurants, was strong in each of McCormick’s three geographic regions.

Gross profit rose 9% to $365 million due to higher sales. During the third quarter, further increases in material costs began to impact profit results, particularly for the industrial business. In response to these increases, the Company is implementing additional pricing actions. McCormick’s CCI driven cost savings are another offset to increased costs, and the Company now expects to achieve at least $50 million of costs savings in 2011. While gross profit dollars rose in the third quarter, the net effect of higher costs, increased pricing and CCI cost savings reduced gross profit margin to 39.6% from 42.1% in the year ago period.

The Company continues to invest in the growth of its brands and in the third quarter of 2011, increased marketing support by 27% when compared to the year ago period. Also in the third quarter of 2011, $1 million of transaction costs were recorded that related to the acquisition of Kamis and the Kohinoor joint venture. Even with the increased material costs, additional investment in brand marketing support, and impact of transaction costs, operating income rose 2% to $128 million from the third quarter of 2010. The impact of discrete tax items added $5 million to net income in the third quarter of 2011. In comparison, discrete tax items added $16 million to net income in the third quarter of 2010. Of this amount, $14 million related to the reversal of a significant tax accrual for a past tax year.

Earnings per share were $0.69 compared to $0.76 in the third quarter of 2010. In the third quarter of 2010, the $14 million reversal of the significant tax accrual added $0.10 to earnings per share. Excluding this impact from the year ago period, earnings per share in the third quarter of 2011 rose $0.03. Higher operating income drove the increase, as well as other items including discrete tax items, and a reduction in shares outstanding. Year to date, cash flow from operations of $86 million was $60 million below the year-ago period largely as a result of increases in inventory that were significantly affected by higher material costs. In addition, the Company has taken strategic inventory positions on certain spices and herbs in an environment of rising costs and of political risk in several growing regions.

McCormick reaffirmed its sales and profit goals for 2011, which include the impact of acquisition activity. Sales are expected to grow 6% to 8% in local currency, with an additional 2% expected from favorable currency exchange rates. Earnings per share are expected to be $2.74 to $2.79. While the projected range of earnings per share has not changed, the Company now projects total transaction costs of $11 million related to Kamis and Kohinoor, which are expected to lower 2011 earnings per share $0.07. Through the end of the third quarter, $4 million of these costs had been recorded, which lowered earnings per share by $0.02. Based on the September 2011 closing dates of the Kamis and Kohinoor transactions, $7 million of these costs will be recorded in the fourth quarter, lowering earnings per share during this period by $0.05.

Business Segment Results

Consumer Business

(in millions)	Three Months Ended		Nine Months Ended
	8/31/11	8/31/10	8/31/11	8/31/10
Net sales	$522.0	$454.1	$1,475.1	$1,360.3
Operating income	100.5	95.8	264.4	243.8

Consumer business sales rose 15% from the third quarter of 2010. In local currency sales grew 10% due to favorable volume and product mix and pricing.

•

Consumer sales in the Americas rose 13% and in local currency increased 12%. Contributing equally to the increase were favorable volume and product mix and favorable pricing actions taken to offset the impact of higher costs of raw and packaging materials. About half of the increase in volume and product mix in this region were driven by new product innovation and marketing support that led to a double-digit increase in grilling products and authentic Asian products sold under the Simply Asia and Thai Kitchen brands. In addition, the Company achieved significant growth in Zatarain’s branded products and McCormick brand dry seasoning mixes, as well as private label products during the quarter. The other half of the increase in volume and product mix was the result of customer purchases in advance of a fourth quarter price increase in the United States.

•

Consumer sales in EMEA increased 22% and in local currency rose 7%. Both pricing and favorable volume and product mix contributed to growth this quarter. The volume and product mix performance was a marked improvement from declines in volume and product mix reported in the first half of the year. While McCormick continues to face a challenging environment in this region, it is achieving growth in France with brand marketing support, distribution gains and new product introductions. In addition, the Company has increased its sales into developing markets such as Africa.

•

Third quarter sales in the Asia/Pacific region rose 18% and in local currency grew 3%. Both pricing actions and favorable volume and product mix contributed to this increase. The increase was led by 7% sales growth in China, in local currency.

For the third quarter, operating income for the consumer business rose 5% to $101 million. The impact of higher sales and CCI driven cost savings were offset in part by increased material costs and an $7 million increase in marketing, which included support behind the McCormick and Zatarain’s brands in the United States. In response to further increases in material costs, McCormick has additional pricing actions being implemented for its branded and private label products.

Industrial Business

(in millions)	Three Months Ended		Nine Months Ended
	8/31/11	8/31/10	8/31/11	8/31/10
Net sales	$398.4	$340.5	$1,111.8	$997.1
Operating income	27.9	30.2	83.9	80.6

Industrial business sales rose 17% when compared to the third quarter of 2010. In local currency, sales grew 12% as a result of favorable volume and product mix, as well as pricing actions.

•

Industrial sales in the Americas rose 14% and increased 12% in local currency. Higher volume and product mix contributed 7% to sales growth and pricing actions added 5%. McCormick delivered a double-digit increase in snack seasonings, ingredients and other products sold to food manufacturers. Many of these products featured all natural ingredients, reduced sodium and other healthy attributes. Sales to the food service industry also increased, led by demand from quick service restaurants.

•

In EMEA, industrial sales rose 21%, and in local currency increased 11%. As in the previous two quarters, the increase was led by greater demand from quick service restaurants, particularly for products supplied from operations in the U.K., Turkey and South Africa. Sales of snack seasonings were also strong this period. Favorable volume and product mix added 7% of the sales growth this period with the remainder from pricing actions.

•

In the Asia/Pacific region, sales rose 30% and in local currency grew 17%. In China, increased demand from quick service restaurants led to a 30% increase in sales in local currency. McCormick is supporting the expansion of these customers in China, and in the third quarter, also benefitted from their promotional activity.

Industrial business operating income declined 8% to $28 million. The impact of higher sales and CCI driven cost savings was more than offset by increased material costs. In response to increased material costs, McCormick has additional pricing actions underway for its industrial products. While the sales mix had an unfavorable impact on operating income in the third quarter of 2011, the Company is continuing to pursue its strategy to grow sales of higher-margin, value-added products for the industrial business.

Non-GAAP Financial Measures

The non-GAAP information in this press release is not a measure that is defined in generally accepted accounting principles (“GAAP”). The non-GAAP information in this press release excludes the reversal of a significant tax accrual recorded in the third quarter of 2010. Management believes the non-GAAP information is important for purposes of comparison to prior periods and development of future projections and earnings growth prospects. This information is also used by management to measure the profitability of our on-going operations and analyze the Company’s business performance and trends. Management believes the non-GAAP measures provide a more consistent basis for assessing the Company’s performance than the closest GAAP equivalent. Management, therefore, uses the non-GAAP information alongside the most directly comparable GAAP measures in this press release.

Reconciliation of GAAP to non-GAAP Financial Measures

The Company has provided below certain non-GAAP financial results excluding amounts related to the reversal of a significant tax accrual recorded in the third quarter of 2010.

(in millions except per share data)	Three Months Ended		Nine Months Ended
	8/31/11	8/31/10	8/31/11	8/31/10
Net income	$92.0	$102.4	$242.4	$236.5
Reversal of significant tax accrual	—	(13.9)	—	(13.9)

Adjusted net income	$92.0	$88.5	$242.4	$222.6

% increase versus prior period	4.0%		8.9%

Earnings per share - diluted	$.69	$.76	$1.81	$1.76
Reversal of significant tax accrual	—	(.10)	—	(.10)

Adjusted earnings per share – diluted	$.69	$.66	$1.81	$1.66

% increase versus prior period	4.5%		9.0%

Live Webcast

As previously announced, McCormick will hold a conference call with analysts today at 8:00 a.m. ET. The conference call will be webcast live via the McCormick web site. Go to ir.mccormick.com and follow directions to listen to the call and access the accompanying presentation materials. At this same location, a replay of the call will be available following the live call. Past press releases and additional information can be found at this address.

Forward-looking Information

Certain information contained in this release, including statements concerning expected performance such as those relating to net sales, earnings, cost savings and brand marketing support, are “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934.

These and other forward-looking statements are based on management’s current views and assumptions and involve risks and uncertainties that could significantly affect expected results. Results may be materially affected by external factors such as damage to our reputation or brand name, business interruptions due to natural disasters or similar unexpected events, actions of competitors, customer relationships and financial condition, the ability to achieve expected cost savings and margin improvements, the successful acquisition and integration of new businesses, fluctuations in the cost and availability of raw and packaging materials, changes in regulatory requirements, and global economic conditions generally which would include the availability of financing, interest, inflation rates and investment return on retirement plan assets, as well as foreign currency fluctuations and other risks described in the Company’s filings with the Securities and Exchange Commission. Actual results could differ materially from those projected in the forward-looking statements.

The Company undertakes no obligation to update or revise publicly, any forward-looking statements, whether as a result of new information, future events or otherwise.

About McCormick & Company, Incorporated

McCormick & Company, Incorporated is a global leader in flavor. With more than $3 billion in annual sales, the Company manufactures, markets and distributes spices, seasoning mixes, condiments and other flavorful products to the entire food industry – retail outlets, food manufacturers and foodservice businesses.

Every day, no matter where or what you eat, you can enjoy food flavored by McCormick. McCormick Brings Passion to Flavor.™

To learn more please visit us at www.mccormickcorporation.com.

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For information contact:

Corporate Communications:

Lori Robinson (410) 527-6004 or lori_robinson@mccormick.com

Investor Relations:

Joyce Brooks (410) 771-7244 or joyce_brooks@mccormick.com

9/2011

(Financial tables follow)

Third Quarter Report	McCormick & Company, Incorporated

Consolidated Income Statement (Unaudited)

(In millions except per-share data)

	Three Months Ended		Nine Months Ended
	August 31, 2011	August 31, 2010	August 31, 2011	August 31, 2010
Net sales	$920.4	$794.6	$2,586.9	$2,357.4
Cost of goods sold	555.9	459.8	1,543.5	1,385.7

Gross profit	364.5	334.8	1,043.4	971.7
Gross profit margin	39.6%	42.1%	40.3%	41.2%
Selling, general and administrative expense	236.1	208.8	695.1	647.3

Operating income	128.4	126.0	348.3	324.4
Interest expense	13.1	12.4	37.6	37.0
Other income, net	1.1	0.5	2.5	1.0

Income from consolidated operations before income taxes	116.4	114.1	313.2	288.4
Income taxes	31.2	18.3	91.7	71.4

Net income from consolidated operations	85.2	95.8	221.5	217.0
Income from unconsolidated operations	6.8	6.6	20.9	19.5

Net income	$92.0	$102.4	$242.4	$236.5

Earnings per common share - basic	$0.69	$0.77	$1.83	$1.78

Earnings per common share - diluted	$0.69	$0.76	$1.81	$1.76

Average shares outstanding - basic	132.6	133.3	132.7	132.9

Average shares outstanding - diluted	134.1	134.9	134.3	134.4

Third Quarter Report	McCormick & Company, Incorporated

Consolidated Balance Sheet (Unaudited)

(In millions)

	August 31, 2011	August 31, 2010
Assets
Current assets
Cash and cash equivalents	$52.2	$23.6
Trade accounts receivable, net	391.7	319.7
Inventories	600.3	494.4
Prepaid expenses and other current assets	119.1	117.9

Total current assets	1,163.3	955.6
Property, plant and equipment, net	497.6	464.8
Goodwill, net	1,511.2	1,392.1
Intangible assets, net	236.0	231.9
Investments and other assets	306.5	220.3

Total assets	$3,714.6	$3,264.7

Liabilities and shareholders’ equity
Current liabilities
Short-term borrowings and current portion of long-term debt	$0.3	$197.7
Trade accounts payable	303.2	267.2
Other accrued liabilities	336.0	333.6

Total current liabilities	639.5	798.5
Long-term debt	1,031.7	779.5
Other long-term liabilities	323.0	304.9

Total liabilities	1,994.2	1,882.9
Shareholders’ equity
Common stock	806.8	700.4
Retained earnings	785.7	709.6
Accumulated other comprehensive income/(loss)	118.8	(37.0)
Noncontrolling Interests	9.1	8.8

Total shareholders’ equity	1,720.4	1,381.8

Total liabilities and shareholders’ equity	$3,714.6	$3,264.7

Third Quarter Report	McCormick & Company, Incorporated

Consolidated Statement of Cash Flows (Unaudited)

(In millions)

	Nine Months Ended
	August 31, 2011	August 31, 2010
Cash flows from operating activities
Net income	$242.4	$236.5
Adjustments to reconcile net income to net cash flow from operating activities:
Depreciation and amortization	73.2	70.1
Stock based compensation	10.4	9.7
Income from unconsolidated operations	(20.9)	(19.5)
Changes in operating assets and liabilities	(233.0)	(160.2)
Dividends from unconsolidated affiliates	13.6	8.6

Net cash flow from operating activities	85.7	145.2

Cash flows from investing activities
Acquisitions of businesses	(39.2)	—
Capital expenditures	(58.8)	(52.5)
Proceeds from sale of property, plant and equipment	0.7	6.1

Net cash flow used in investing activities	(97.3)	(46.4)

Cash flows from financing activities
Short-term borrowings, net	(0.3)	(2.4)
Long-term debt borrowings	251.5	—
Long-term debt repayments	(100.0)	(14.3)
Proceeds from exercised stock options	45.5	45.9
Common stock acquired by purchase	(89.2)	(38.2)
Dividends paid	(111.4)	(103.7)

Net cash flow used in financing activities	(3.9)	(112.7)

Effect of exchange rate changes on cash and cash equivalents	16.9	(2.0)

Increase/(Decrease) in cash and cash equivalents	1.4	(15.9)
Cash and cash equivalents at beginning of period	50.8	39.5

Cash and cash equivalents at end of period	$52.2	$23.6